================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                                    TiVo Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    888706108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Louis S. Citron, Esq.
                            New Enterprise Associates
                    1119 St. Paul Street, Baltimore, MD 21202
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                 October 8, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [_]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

                               Page 1 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 2 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       New Enterprise Associates 10, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       WC
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,323,529 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,323,529 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,323,529 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 2 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 3 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       NEA Partners 10, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,323,529 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,323,529 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,323,529 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 3 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 4 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Stewart Alsop II
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        69,703 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,323,529 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               69,703 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,323,529 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,393,232 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.4%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 4 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 5 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Michael James Barrett
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,323,529 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,323,529 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,323,529 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 5 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 6 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Peter J. Barris
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        48,696 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,323,529 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               48,696 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,323,529 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,372,225 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.4%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 6 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 7 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Robert T. Coneybeer
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,323,529 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,323,529 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,323,529 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 7 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 8 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Nancy L. Dorman
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        4,555 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,323,529 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               4,555 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,323,529 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,328,084 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 8 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 9 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Ronald Kase
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,323,529 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,323,529 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,323,529 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 9 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 10 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       C. Richard Kramlich
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        12,313 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,323,529 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               12,313 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,323,529 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,335,842 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 10 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 11 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Thomas C. McConnell
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        60,756 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,323,529 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               60,756 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,323,529 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,384,285 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.4%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 11 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 12 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Peter T. Morris
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,323,529 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,323,529 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,323,529 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 12 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 13 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Charles W. Newhall III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        33,708 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,323,529 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               33,708 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,323,529 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,357,237 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.4%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 13 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 14 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Mark W. Perry
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        43,630 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,323,529 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               43,630 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,323,529 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,367,159 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.4%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 14 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 15 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Scott D. Sandell
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,323,529 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,323,529 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,323,529 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 15 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 16 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Eugene A. Trainor III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            5,323,529 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,323,529 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,323,529 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       9.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 16 of 27 pages

                                  Schedule 13D

Item 1.  Security and Issuer.
         -------------------

         This statement relates to the Common Stock, $.001 par value (the "Shares") of TiVo Inc. (the "Issuer") having its principal executive office at 2160 Gold Street, P.O. Box 2160, Alviso, CA 95002.

Item 2.  Identity and Background.
         -----------------------

         This statement is being filed by New Enterprise Associates 10, Limited Partnership ("NEA 10"), NEA Partners 10, Limited Partnership ("NEA Partners 10"), which is the sole general partner of NEA 10, and Stewart Alsop II ("Alsop"), Michael James Barrett ("Barrett"), Peter J. Barris ("Barris"), Robert
T. Coneybeer ("Coneybeer"), Nancy L. Dorman ("Dorman"), Ronald Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Thomas C. McConnell ("McConnell"), Peter T. Morris ("Morris"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry"), Scott D. Sandell ("Sandell") and Eugene A. Trainor III ("Trainor"), (collectively, the "General Partners"). The General Partners are the individual general partners of NEA Partners 10. NEA 10, NEA Partners 10 and the General Partners are sometimes referred to collectively herein as the "Reporting Persons".

         The address of the principal business office the Reporting Persons is New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202.

         The principal business of NEA 10 is to invest in and assist growth-oriented businesses located principally in the United States. The principal business of NEA Partners 10 is to act as the sole general partner of NEA 10. The principal business of each of the General Partners is to act as a general partner of NEA Partners 10 and a number of affiliated partnerships with similar businesses.

         During the five years prior to the date hereof, none of the Reporting Persons has been convicted in a criminal proceeding or has been a party to a civil proceeding ending in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         Each of NEA 10 and NEA Partners 10 is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 3.  Source and Amount of Funds or Other Consideration.
         -------------------------------------------------

         NEA 10 purchased 3,857,629 shares (the "Record Shares") of Common Stock, $.001 par value per share (the "Common Stock"), from the Issuer in a private transaction on October 8, 2002 for a total purchase price of $13,848,889.92. The working capital of NEA 10 was the source of the funds for the purchase. No part of the purchase price paid by NEA 10 was represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting the Record Shares. In connection with the purchase of the Record Shares, NEA 10 also received a three year warrant to purchase 732,950 shares (the "Three Year Warrant Shares") of Common Stock which warrant is presently immediately exercisable. In connection with the purchase of the Record Shares, NEA 10 also received a four year warrant to purchase 732,950 shares (the "Four Year Warrant Shares") of Common Stock which warrant is presently immediately exercisable. The Three Year Warrant Shares and the Four Year Warrant Shares are sometimes collectively referred to herein as the "Warrant Shares".


                               Page 17 of 27 pages

Item 4.  Purpose of Transaction.
         ----------------------

         NEA 10 acquired the Record Shares and the Warrant Shares for investment purposes. Depending on market conditions, its continuing evaluation of the business and prospects of the Issuer and other factors, NEA 10 and other Reporting Persons may dispose of or acquire additional Shares of the Issuer. Stewart Alsop II is a member of the Board of Directors. Except as set forth above, none of the Reporting Persons has any present plans which relate to or would result in:

         (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

         (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

         (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

         (d) Any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

         (e) Any material change in the present capitalization or dividend policy of the Issuer;

         (f) Any other material change in the Issuer's business or corporate structure;

         (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

         (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

         (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

         (j)  Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

         (a) NEA 10 is the record owner of the 5,323,529 shares of Common Stock, the Record Shares. As the sole general partner of NEA 10, NEA Partners 10 may be deemed to own beneficially the Record Shares. As the individual general partners of NEA Partners 10, each of the General Partners also may be deemed to own beneficially the Record Shares.

              NEA 10 holds warrants to purchase 1,465,900 shares of Common Stock which warrants are exercisable within 60 days of October 8, 2002. As the sole general partner of NEA 10, NEA Partners 10 may be deemed to own beneficially the Warrant Shares. As the individual general partners of NEA Partners 10, each of the General Partners also may be deemed to own beneficially the Warrant Shares.

              NEA 10, NEA Partners 10, Barrett, Coneybeer, Dorman, Kase, Kramlich, Morris, Sandell and Trainor may be deemed to own beneficially 9.3% of the Record and Warrant Shares. Alsop, Barris, McConnell, Newhall and Perry may be deemed to own beneficially 9.4% of the Record and Warrant Shares, which percentage is


                               Page 18 of 27 pages
              calculated based upon 48,792,631 Shares reported to be outstanding in the Issuer's most recent Quarterly Report on Form 10-Q, as adjusted to reflect the issuance of 6,963,788 shares of Common Stock reported in the Issuer's most recent Form 8-K dated October 7, 2002. Each of the Reporting Persons, except NEA 10, disclaims beneficial ownership of the Record Shares and the Warrant Shares.

         (b)  Regarding the number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:

                    0 shares for the following Reporting Persons: NEA 10, NEA Partners 10, Barrett, Coneybeer, Kase, Morris, Sandell and Trainor. 69,703 shares for Alsop. 48,696 shares for Barris. 4,555 shares for Dorman. 12,313 shares for Kramlich. 60,756 shares for McConnell. 33,708 shares for Newhall. 43,630 shares for Perry.

              (ii)  shared power to vote or to direct the vote:

                    5,323,529 Shares for each Reporting Person.

              (iii) sole power to dispose or to direct the disposition:

                    0 shares for the following Reporting Persons: NEA 10, NEA Partners 10, Barrett, Coneybeer, Kase, Morris, Sandell and Trainor. 69,703 shares for Alsop. 48,696 shares for Barris. 4,555 shares for Dorman. 12,313 shares for Kramlich. 60,756 shares for McConnell. 33,708 shares for Newhall. 43,630 shares for Perry.

              (iv)  shared power to dispose or to direct the disposition:

                    5,323,529 Shares for each Reporting Person.

         (c) Except as set forth above, none of the Reporting Persons has effected any transaction in the Common Stock and/or warrants to purchase Common Stock during the last 60 days.

         (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, Record or Warrant Shares beneficially owned by any of the Reporting Persons.

         (e)  Not Applicable.

Item 6.  Contracts, Arrangements, Undertakings or Relationships with Respect to
         ----------------------------------------------------------------------
         Securities of the Issuer.
         -------------------------
         Not applicable.

Item 7.  Material to be Filed as Exhibits.
         --------------------------------

         Exhibit 1 - Agreement regarding filing of joint Schedule 13D.

         Exhibit 2 - Powers of Attorney regarding Schedule 13D filings.



                               Page 19 of 27 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    October 16, 2002


NEW ENTERPRISE ASSOCIATES 10,
  LIMITED PARTNERSHIP

By:      NEA PARTNERS 10, LIMITED PARTNERSHIP
         General Partner

         By: /s/ Nancy L. Dorman
         --------------------------------------
         Nancy L. Dorman
         General Partner



NEA PARTNERS 10, LIMITED PARTNERSHIP

         By: /s/ Nancy L. Dorman
         --------------------------------------
         Nancy L. Dorman
         General Partner



         *
-----------------------------------------------
Stewart Alsop II


         *
-----------------------------------------------
Michael James Barrett


         *
-----------------------------------------------
Peter J. Barris


         *
-----------------------------------------------
Robert T. Coneybeer


         *
-----------------------------------------------
Nancy L. Dorman


         *
-----------------------------------------------
Ronald Kase




                               Page 20 of 27 pages

         *
-----------------------------------------------
C. Richard Kramlich


         *
-----------------------------------------------
Thomas C. McConnell


         *
-----------------------------------------------
Peter T. Morris


         *
-----------------------------------------------
Charles W. Newhall III


         *
-----------------------------------------------
Mark W. Perry


         *
-----------------------------------------------
Scott D. Sandell


         *
-----------------------------------------------
Eugene A. Trainor III



                                               */s/ Louis S. Citron
                                               ----------------------------
                                               Louis S. Citron
                                               As attorney-in-fact







                               Page 21 of 27 pages

                                                                       EXHIBIT 1
                                                                       ---------


                                    AGREEMENT

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of TiVo Inc.

         EXECUTED this 16th day of October, 2002.



NEW ENTERPRISE ASSOCIATES 10,
  LIMITED PARTNERSHIP

By:      NEA PARTNERS 10, LIMITED PARTNERSHIP
         General Partner

         By: /s/ Nancy L. Dorman
         --------------------------------------
         Nancy L. Dorman
         General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP

         By: /s/ Nancy L. Dorman
         --------------------------------------
         Nancy L. Dorman
         General Partner




         *
-----------------------------------------------
Stewart Alsop II


         *
-----------------------------------------------
Michael James Barrett


         *
-----------------------------------------------
Peter J. Barris


         *
-----------------------------------------------
Robert T. Coneybeer


         *
-----------------------------------------------
Nancy L. Dorman


         *
-----------------------------------------------
Ronald Kase



                               Page 22 of 27 pages

         *
-----------------------------------------------
C. Richard Kramlich


         *
-----------------------------------------------
Thomas C. McConnell


         *
-----------------------------------------------
Peter T. Morris


         *
-----------------------------------------------
Charles W. Newhall III


         *
-----------------------------------------------
Mark W. Perry


         *
-----------------------------------------------
Scott D. Sandell


         *
-----------------------------------------------
Eugene A. Trainor III




                                               */s/ Louis S. Citron
                                               --------------------------
                                               Louis S. Citron
                                               As attorney-in-fact



This Schedule 13D was executed by Louis S. Citron on behalf of the individuals listed above pursuant to a Power of Attorney which is being filed with the Securities and Exchange Commission with this Schedule 13D filing for TiVo Inc. and said Power of Attorney is incorporated herein by reference and a copy of which is attached as Exhibit 2.




                               Page 23 of 27 pages

                                                                       EXHIBIT 2
                                                                       ---------



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 2001.


                                               /s/ Stewart Alsop II
                                               ---------------------------------
                                               Stewart Alsop II


                                               /s/ Peter J. Barris
                                               ---------------------------------
                                               Peter J. Barris


                                               /s/ Robert T. Coneybeer
                                               ---------------------------------
                                               Robert T. Coneybeer


                                               /s/ Nancy L. Dorman
                                               ---------------------------------
                                               Nancy L. Dorman


                                               /s/ Ronald Kase
                                               ---------------------------------
                                               Ronald Kase


                                               /s/ C. Richard Kramlich
                                               ---------------------------------
                                               C. Richard Kramlich


                                               /s/ Arthur J. Marks
                                               ---------------------------------
                                               Arthur J. Marks


                                               /s/ Thomas C. McConnell
                                               ---------------------------------
                                               Thomas C. McConnell



                               Page 24 of 27 pages

                                               /s/ Peter T. Morris
                                               ---------------------------------
                                               Peter T. Morris


                                               /s/ John M. Nehra
                                               ---------------------------------
                                               John M. Nehra


                                               /s/ Charles W. Newhall III
                                               ---------------------------------
                                               Charles W. Newhall III


                                               /s/ Mark W. Perry
                                               ---------------------------------
                                               Mark W. Perry


                                               /s/ Scott D. Sandell
                                               ---------------------------------
                                               Scott D. Sandell













                               Page 25 of 27 pages

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 19th day of October, 2001.


                                               /s/ Michael James Barrett
                                               ----------------------------
                                               Michael James Barrett















                               Page 26 of 27 pages

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III and Louis S. Citron, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 21st day of April, 2002.


                                               /s/ Eugene A. Trainor III
                                               ----------------------------
                                               Eugene A. Trainor III










                               Page 27 of 27 pages